                            PICK COMMUNICATIONS CORP.
            Wayne Interchange Plaza II, 155 Route 46 West, 3rd Floor
                                 Wayne, NJ 07470
                                 (973) 812-7425

                                   ----------

                              INFORMATION STATEMENT

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                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY



         On February 26, 1999, the Board of Directors of PICK Communications Corp. (the "Company") unanimously approved the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock, par value $.00l per share (the "Common Stock"), from 100,000,000 to 400,000,000 shares.

         THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES TO NOTIFY THE COMPANY'S STOCKHOLDERS OF ANTICIPATED EVENTS WHICH WILL RESULT IN AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION ON MARCH [__], 1999 TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND NOT IN CONNECTION WITH A VOTE OF THE COMPANY'S STOCKHOLDERS.

         The By-laws of the Company, in accordance with Nevada law, permit stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Nevada law then requires prompt notice to those stockholders who did not consent in writing. By written action taken as of March 3, 1999, Diego Leiva, the Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and his wife who hold approximately 35.9% of the outstanding shares of the Company's Common Stock, other affiliated stockholders, who collectively own approximately 13.8% of the outstanding shares of the Company's Common Stock and 26 non-affiliated stockholders, who collectively own approximately 1.3% of the 38,416,381 outstanding shares of the Company's Common Stock consented to the foregoing corporate action as well as to the execution and filing of all necessary documentation to evidence and effectuate the increase in the number of shares of authorized Common Stock. The Company had 38,416,381 shares of Common Stock outstanding as of March 3, 1999. Each share of Common Stock has one vote. This Information Statement is provided to stockholders of record as of March 3, 1999.

         The date of this Information Statement is March __, 1999.


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         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number of shares of the Company's outstanding Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) by (i) each director of the Company, (ii) each Named Executive Officer, (iii) each beneficial owner of more than 5% of the Company's Common Stock and (iv) all of the Company's Executive Officers and Directors as a group:

Name and Address                          Amount and Nature of
of Beneficial Owner                     Beneficial Ownership (1)          Percentage (2)
-------------------                     ------------------------          --------------
Diego Leiva (10)                          13,798,247    (3)(4)                35.9%

Robert R. Sams                             1,033,674       (5)                 2.7%

Ricardo Maranon                            1,294,674       (6)                 3.4%

Raymond M. Brennan (10)                    1,430,174    (7)(8)                 3.7%

Karen M. Quinn (10)                        1,359,924       (9)                 3.5%

Niles D. Ring (10)                            25,000      (11)                 0.1%

Alberto Delgado                               62,500      (12)                 0.2%

John Tydeman                                  92,500      (12)                 0.2%

All executive officers and directors
as a group (8 persons)                    19,096,693      (13)                49.7%


(1) Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the person indicated.

(2) Based on 38,416,381 shares outstanding as of March 3, 1999. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are convertible or exercisable within sixty (60) days of such date pursuant to Rule l3d-3 under the Exchange Act have been converted or exercised.

(3)      Includes 4,290,000 shares beneficially owned by Mr. Leiva's wife.

(4) Includes an aggregate of 1,250,000 options, including incentive stock options to purchase up to l31,578 shares of the Company's Common Stock at $0.19 per share, 150,000 shares at $0.41 per share, 63,000 shares at $0.61 per share, non-qualified stock options to purchase up to 368,422 shares of the Company's Common Stock at $0.19 per share, 37,000 shares at $.061 per share under the Plan and non-qualified stock options to purchase 500,000 shares at $0.53 per share outside of the Plan, but excludes non-qualified stock options to purchase 2,000,000 shares at $0.53 per share outside of the Plan.

(5) Includes non-qualified stock options to purchase up to 750,000 shares of the Company's Common Stock, including 500,000 shares at $0.17 per share, 150,000 shares at $0.37 per share and 100,000 shares at $0.55 per share pursuant to the Plan. Excludes 96,000 shares owned by Vulcan Petroleum of which Mr. Sams is a director and minority shareholder.


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(6)      Includes non-qualified stock options to purchase up to 750,000 shares of the Company's Common Stock, including 500,000 shares at $0.17 per share, 150,000 shares at $0.37 per share and 100,000 shares at $0.55 per share pursuant to the Plan. Includes 37,250 shares of the Company's Common Stock beneficially owned by Mr. Maranon's daughter.

(7)      Includes 250,000 shares beneficially owned by Mr. Brennan's wife.

(8) Includes an aggregate of 750,000 options, including incentive stock options to purchase up to 191,176 shares at $0.17 per share, 150,000 shares at $0.37 per share, 80,000 shares at $0.55 per share, non-qualified stock options to purchase up to 308,824 shares at $0.17 per share and 20,000 shares at $0.55 per share pursuant to the Plan.

(9) Includes an aggregate of 800,000 options, including incentive stock options to purchase 191,176 shares at $0.17 per share, 150,000 shares at $0.37 per share, 80,000 shares at $0.55 per share and non-qualified stock options to purchase up to 308,824 shares at $0.17 per share and 70,000 shares at $0.55 per share pursuant to the Plan.

(10) The address of this person is c/o the Company, 155 Route 46 West, 3rd Floor, Wayne, New Jersey 07470.

(11) Includes incentive stock options to purchase up to 25,000 shares at $0.53 per share. Excludes incentive stock options to purchase up to 75,000 at $0.53 per share, vesting in three equal portions on November 2, 1999, 2000 and 2001.

(12) Includes nonqualified stock options to purchase up to 62,500 shares at $0.55 per share. Excludes nonqualified stock options to purchase up to 187,500 shares at $0.55 per share, vesting on November 2, 1999.

(13) Includes non-qualified stock options and incentive stock options to purchase up to 4,387,500 shares by the parties named above and at the prices per share stated in footnotes (4), (5), (6) (8), (9), (11) and
         (12).


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

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK FROM 100 MILLION TO 400 MILLION SHARES OF COMMON STOCK

         The Company's authorized capital stock currently consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.00l per share (the "Preferred Stock"), none of which was outstanding as of the date hereof. As of March 3, 1999, an aggregate of 105,256,240 shares of Common Stock were issued or reserved for issuance, as follows: 38,416,381 shares of Common Stock were outstanding; 39,600,000 shares of Common Stock were reserved for issuance upon conversion of $9,900,000 of 18% Senior Secured Notes (the "Notes"), issued pursuant to a bridge loan and convertible at the lower of 50% of the closing bid price or $.25 per share in the event the Company defaults in payment of the Notes, or following the effective date of a registration statement concerning the underlying shares of Common Stock; 7,500,000 shares of Common Stock were reserved for issuance under the 1996 Employee Stock Option Plan (of which 7,295,000 options were outstanding); 3,955,000 shares issuable under other options granted; and 15,784,859 shares issuable under outstanding warrants.

         Although not all of the Company's convertible or exercisable securities are currently convertible or exercisable, no Common Stock is available for issuance. The Company entered into an agreement with Commonwealth Associates L.P. ("Commonwealth") and/or its permitted designees to purchase $1 million of Preferred Stock, convertible into Common Stock at $.10 per share, subject to adjustment; and is seeking to have its largest vendors convert 75% of their receivables from the Company, or about $4.5 million, into Preferred Stock of the Company at a conversion rate of not less than $1.00 per share. These issuances of Preferred Stock would result in at least 14.5 million additional shares of Common Stock reserved for issuance, or a total capitalization of approximately 120 million shares. The Company will also attempt to effect an equity Regulation D private placement in the near-term to repay the Notes and to finance the Company's operations. Accordingly, until such time as the Company's Articles of Incorporation are amended to increase the number of shares of Common Stock from 100 million to 400 million, or a reverse split is effected, Diego Leiva, the Company's Chairman of the Board, and other members of management have agreed not to exercise or dispose of any options or Common Stock issuable upon exercise of employee options. Mr. Leiva has also agreed to escrow seven million of his shares for the benefit of Commonwealth and/or the Noteholders until the number of authorized shares is amended if they are unable to obtain Common Stock upon conversion of their Preferred Stock and/or Notes. The vendors who obtain Preferred Stock will be unable to convert their Preferred Stock until the authorized capital is amended. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

         The additional Common Stock would also provide needed flexibility to meet future capital requirements and to take advantage of propitious market conditions and acquisition opportunities. Additional shares would be available for issuance for these and other purposes, which include employee benefit programs, at the discretion of the Board of Directors of the Company without the delays and expenses ordinarily attendant upon obtaining further shareholder approval. To the extent required by Nevada law or under any exchange regulations, shareholder approval will be solicited in connection with certain issuances of stock. The Board of Directors has no present plans to authorize a stock split or to enter into any acquisition agreement or any other transaction involving the issuance of Common Stock. However, in order to meet the listing requirements for the Nasdaq Stock Market, the Company may be required to effect a reverse stock split of the Common Stock. Under Nevada law, a reverse stock split may be effected by the Board of Directors without shareholder approval.

Certain Effects of Authorization of Increase of Authorized Shares of Common Stock on Holders of Outstanding Common Stock

         The general effect of the authorization and issuance of additional Common Stock, to the extent that dividends may be paid thereon, would be to reduce the amount otherwise available for payment of dividends on the Common Stock currently issued and outstanding, although no dividends have been paid by the Company to date on the Common Stock and there is no present intention to do so in the near future. In the event that any additional Common Stock having limited voting rights are issued, the voting power of the Common Stock would be diluted. To the extent that additional Common Stock may be issued, a dilution of the equity of the outstanding Common Stock could result. Holders of capital stock of the Company have no preemptive rights, and

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

accordingly have no preferential rights to purchase any Common Stock in order to maintain their percentage ownership.

         Although the proposed Amendment to the Articles of Incorporation authorizing an increase in the number of authorized Common Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless, use unissued Common Stock to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of additional Common Stock at below market value would dilute the value of the Company's then outstanding securities.

         The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of additional Common Stock, with the exception of outstanding derivative securities and the Preferred Stock Offering.

         A copy of the proposed Amendment to the Articles of Incorporation is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.

                                                   By order of the
                                                   Board of Directors


                                                   /s/ Raymond Brennan
                                                   ----------------------------
                                                   Raymond Brennan, Secretary

Wayne, New Jersey
March  __, 1999









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

                                   APPENDIX A


                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                            PICK COMMUNICATIONS CORP.


         Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officer of PICK Communications Corp., a Nevada corporation (the "Corporation") does hereby certify that:

         FIRST: The name of the corporation (hereinafter called the "Corporation") is PICK Communications Corp.

         SECOND: The Articles of Incorporation of the Corporation are hereby amended by striking out paragraph (a) of Article FOURTH thereof and by substituting in lieu of said paragraph (a) of Article FOURTH the following new paragraph (a) of Article FOURTH:

         (a) The Corporation is authorized to issue up to four hundred ten million (410,000,000) shares, consisting of four hundred million (400,000,000) shares of Common Stock, $.001 par value ("Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.001 par value ("Preferred Stock").

         The holders of a majority of the outstanding shares of Common Stock adopted the Amendments herein certified by a written consent of a majority of the stockholders in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

Signed on March  , 1999



______________________________ President


Attest: ______________________ Secretary




STATE OF NEW JERSEY                 )
                                    ) ss.
COUNTY OF PASSAIC                   )

         The foregoing instrument was subscribed before me, a notary public for the State of New Jersey, this ___ day of March, 1999, by Diego Leiva and Raymond
M. Brennan, who are personally known to me.


                                                ------------------------------
                                                Notary Public

                                                My commission expires:


                                       -7-